Exhibit 21.1

Operating Subsidiaries

Primus Telecommunications, Inc.	(Delaware)
Primus Telecommunications IHC, Inc.	(Delaware)
Lingo, Inc.	(Delaware)
St. Thomas & San Juan Telephone Company, Inc.	(US Virgin Islands)
STSJ Overseas Telephone Company, Inc.	(Puerto Rico)
Primus Telecommunications Canada Inc.	(Ontario, Canada)
Blackiron Data ULC	(British Columbia, Canada)
Telesonic Communications, Inc.	(Ontario, Canada)
Globility Communications Corporation	(Ontario, Canada)
Primus Telecommunications Ltd.	(United Kingdom)
Arbinet Corporation	(Delaware)
Arbinet Communications, Inc.	(Delaware)
Arbinet-thexchange HK Limited	(Hong Kong)
Arbinet Carrier Services, Inc.	(Delaware)
Arbinet-thexchange LTD	(United Kingdom)
iPRIMUS USA, Inc.	(Delaware)

Non-Operating Subsidiaries

Primus Telecommunications Holding, Inc.	(Delaware)
Lingo Holdings, Inc.	(Delaware)
Primus Telecommunications International, Inc.	(Delaware)
OTC Network Assets, Inc.	(Puerto Rico)
Stubbs, Ltd.	(Hong Kong)
Primus Telecommunications El Salvador SA de CV	(El Salvador)
3082833 Nova Scotia LLC	(Delaware)
3620212 Canada Inc.	(Canada)
Primus Telecommunications Holdings, Ltd.	(United Kingdom)
Telegroup UK Ltd.	(United Kingdom)
Primus Telecommunications Iberica S.A.	(Spain)
Primus Telecommunications Europe BV	(Netherlands)
Primus Telecommunications GmbH	(Germany)
Delta One America Do Sul	(Brazil)
Primus Telecommunications AG	(Switzerland)
Primus Telecommunications S.r.1.	(Italy)
Primus Telecommunications Netherlands B.V.	(Netherlands)
Primus Nederland B.V.	(Netherlands)
PTI Telecom GmbH	(Austria)
Arbinet Services, Inc.	(Delaware)
Bellfax, Inc.	(Delaware)
Arbinet Managed Services, Inc.	(Delaware)
Arbinet Digital Media Corporation	(Delaware)
ANIP, Inc.	(Delaware)